EXHIBIT 10.44

July 1, 2004

Alan Finkel, Ph.D.
33 Fich Street
Malvern East, VIC 3145
Australia

Dear Alan:

Molecular Devices Corporation (“MDC”) is pleased to confirm that upon the effective date of the acquisition of Axon Instruments, Inc (“Axon”), you will become an employee of MDC in the position of Senior Vice President and Chief Technology Officer. In this position you will report directly to me and be a member of the Leadership Team and the PAC.

Your base salary will be AUD$ 25,000 per month (AUD$ 300,000 per annum) payable monthly. As a member of the management staff, you will be eligible to participate in the 2004 MDC Executive Bonus Plan (bonus at Plan 40% prorated for time in position). Additionally, you will be eligible to receive a Change in Control Agreement, subject to the approval of the Molecular Devices Board of Directors.

You will continue to be covered under your existing Axon health and welfare plans. Your length of service with MDC will take into account and credit your service date of employment will be your hire date with Axon for purposes of computing length of service for company-sponsored benefits.

As a condition of employment with MDC, you will be required to sign an Employee Confidentiality and Inventions Agreement (copy of agreement attached). Please review this agreement carefully; if you have any questions regarding this agreement, please don’t hesitate to call.

Per the terms of the acquisition agreement, Axon stock options will be converted to Molecular Devices stock options, rounding down to the nearest whole share. Your new MDC Stock Option Agreement, the 1995 Plan Document and Prospectus will be sent under separate cover.

This letter, together with the Employee Confidentiality and Inventions Agreement, of intent constitutes all conditions and agreements of Molecular Devices Corporation related to your employment and terminates supersedes any previous other employment agreements or promises, whether written or oral, regarding your employment. To indicate that you have read and accept the terms of this offer letter, please sign, date and return this letter to the Human Resources Department in the enclosed envelope by Tuesday, July 6, 2004.

Alan, your experience and talents will be strong additions to the Leadership Team. We are looking forward to having you join our team.

Sincerely,

MOLECULAR DEVICES CORPORATION

/s/ Joseph D. Keegan, Ph.D. President and Chief Executive Officer

Attachments
Accepted:	/s/ Alan Finkel, Ph.D

Date:	July 1, 2004

EXHIBIT A

EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT

The following confirms an agreement between me and MOLECULAR DEVICES CORPOR-ATION, a Delaware corporation (the “Company”), which is a material part of the consideration for my employment by the Company.

1. I recognize:

(a) that the Company is engaged in a continuous program of research, development and production respecting its business, present and future, including fields generally related to its business, and

(b) that the Company possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created by, discovered or developed by, or made known to me during the period of or arising out of my employment by the Company) and/or which property rights have been assigned or otherwise conveyed to the Company which information and commercial value in the business in which the Company is engaged. With respect to some of such information, the Company is under an express obligation of confidentiality to third parties. All of the aforementioned information is hereinafter called “Proprietary Information”. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, circuit designs, improvements, inventions, techniques, marketing plans, strategies, forecasts, computer programs and copyrightable materials and customer lists.

2. I understand that:

(a) As part of my employment I will be exposed to Proprietary Information and may make new contributions and inventions of value to the Company; and

(b) My employment creates a relationship of confidence and trust between me and the Company with respect to any information which is generally not available to the public or in the public domain and which is either:

(i) applicable to the business of the Company; or

(ii) applicable to the business of any client or customer of the Company or third party with which the Company has a business relationship, which may be known to me by the Company or by any such client, customer or third part, or learned by me during the period of my employment.

3. In consideration of my employment by the Company and the compensation received by me from the Company, I hereby agree as follows:

(a) All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned to it immediately as and when requested by the Company. Even if the Company does not so request, I shall return and deliver all such property upon termination of my employment by me or by the Company for any reason and I will not take with me any such property or any reproduction of such property upon such termination.

(c) I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the term of my employment (all such improvements, inventions, formulas, ideas, processes, techniques, know-how and data shall hereinafter collectively be called “Inventions”).

(d) I agree that all Inventions which I develop, or have developed, in whole or in part,

either alone or jointly with others, during the period of my employment by the Company;

(i) for and during the development of which I use or used any equipment, supplies, facilities or trade secret information of the Company; or

(ii) which results from work performed by me for the Company shall be the sole property of the Company and its successors and assigns, and the Company and its successors and assigns shall be the sole owner of all patents, copyrights and other rights in connection with such Inventions. I hereby assign to the Company any rights I may have or acquire in such Inventions.

(e) At all times, both during the period of my employment by the Company and after the termination thereof, I will keep in confidence and trust all information which is not generally available to the public or in the public domain, and I will not use or disclose any such information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company.

(f) I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and agree I will not enter into, any agreement, either written or oral, in conflict herewith.

(g) I represent that execution of this Agreement, my employment with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any current or former employer.

(h) This Agreement does not require assignment of any inventions which an employee cannot be obligated to assign under Section 2870 of the California Labor Code (hereinafter called “Section 2870”). However, I will disclose any Inventions as required by Section 3© hereof regardless of whether I believe the Invention is protected by Section 2870, in order to permit the Company to engage in a review process to determine such issues as may arise. Such disclosure shall be received in confidence by the Company. Section 2870 provides as follows:

“Any Provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, suppliers, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable”.

4. This Agreement shall be effective as of the first day of my employment by the Company.

5. If any term, provision, covenant or condition of this Agreement shall for any reason be held invalid, void or unenforceable by a court of competent jurisdiction, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. This Agreement shall be governed and construed in accordance with the laws of the State of California.

7. This Agreement represents my entire understanding with the Company with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both the Company and me. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

8. This Agreement shall be binding upon my heirs, executors, administrators and assigns, and me and shall inure to the benefit of the Company and its successors and assigns.

Dated: July 1, 2004

Employee:
Alan Finkel, Ph.D
(Please print name)

Accepted and Agreed to:
/s/ Alan Finkel, Ph.D.

(Signature)

MOLECULAR DEVICES CORPORATION

By:	/s/ Sheryle Picard

Title: Director, Human Resources